THE CLEARWATER INVESTMENT FUND

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT


	This AGREEMENT made this ___ day of _________, 2003, between THE CLEARWATER INVESTMENT FUND, a Delaware statutory trust (referred to herein as the "Trust") and Clearwater Asset Management, L.L.C,
("CAM") a Delaware limited liability company, (referred to herein as "Investment Adviser."), to provide certain relief as to waive all or part of its management fee or to reimburse the fund for other expenses (other than extraordinary expenses) to the extent the expenses of the fund's Class A shares exceed 1.50% of average daily net assets. In consideration of the mutual covenants contained herein, the parties agree as follows:

The Trust is registered as an open-end investment company registered under the Investment Company Act of 1940 ("1940 Act"), and consists of more than one series of shares, including the Funds. In managing the Funds, as well as in the conduct of certain of its affairs, the Trust wishes to have the benefit of the investment advisory services of Clearwater Asset Management, LLC, and its assistance in performing certain management, administrative and promotional functions. Accordingly, the parties have agreed as follows:

1.	EXPENSE LIMIT

	Investment Adviser ("CAM") has agreed to waive all or part of its management fee or to reimburse the fund for other expenses
(other than extraordinary expenses) to the extent the expenses of the fund's Class A shares exceed 1.50% of average daily net assets. The portion of fund expenses attributable to Class I shares will be reduced only to the extent such expenses were reduced for the fund's Class A shares. If CAM waives any fee or reimburses any expenses, and the expenses of the fund's Class A shares are subsequently less than 1.50% of average daily net assets, the fund will reimburse CAM for such waived fees or reimbursed expenses provided that such reimbursement does not cause the fund's Class A expenses to exceed 1.50% of average daily net assets. In addition, the fund will not reimburse CAM for such waived fees or reimbursed expenses more than three years after such fees were waived or such expenses were incurred. Each class will reimburse CAM no more than the amount by which that class' expenses were reduced. Any differences in the fee waiver and expense limitation among classes result from rounding in the daily calculation of a class' net assets and expense limit, which may exceed 0.01% annually. CAM expects to continue its limitation of expenses and subsequent reimbursement from the fund unless the expense limit and reimbursement agreement with the fund is terminated pursuant to the terms of the expense limit and reimbursement agreement.

2.	DURATION AND TERMINATION OF AGREEMENT

	This Agreement shall become effective, with respect to each Fund, on the later of (i) its execution or (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below. The Agreement will continue in effect for a period one year from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by the advisor, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

	This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Fund by the vote of a majority of the outstanding voting securities of such Fund, on sixty days' written notice to the Investment Adviser, or by the Investment Adviser on sixty days' written notice to the Trust. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act).

3.	NOTICES.

	Any notice shall be sufficiently given in person, facsimile, or by registered mail or a private mail or delivery service providing the sender with notice of receipt to the parties at the address below:
	If to Trust:

		THE CLEARWATER INVESTMENT FUND
		36181 East Lake Road, Suite 174
		Palm Harbor, FL  34685
		Attn: Jamie D. Atkins
		Telephone: (727) 215-0823
		Fax: (727) 785-5717

	If to the Investment Adviser:

		Clearwater Asset Management, LLC
		36181 East Lake Road, Suite 174
		Palm Harbor, FL  34685
		Attn: Jamie D. Atkins
		Telephone: (727) 215-0823
		Fax: (727) 785-5717

4.	AMENDMENTS TO THE AGREEMENT

	This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the amendment or
(b) all the Funds of the Trust.

5.	ENTIRE AGREEMENT

	This Agreement contains the entire understanding and agreement of the parties.

6.	HEADINGS

	The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

7.	SEVERABILITY

	Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

8.	GOVERNING LAW

	The provisions of this Agreement shall be construed and in-terpreted in accordance with the laws of the State of Florida, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Florida, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.






	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.




ATTEST:		THE CLEARWATER INVESTMENT FUND


By: 							By:
Name:				 			Name:
Title:						Title:	Trustee




ATTEST	CLEARWATER ASSET MANAGEMENT, LLC.

							By

Name:	Rosylee Lyn Atkins			Name:	Jamie D. Atkins
Title:	Corporate Secretary		Title: President & CEO








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